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                                                                    Exhibit 99.3

                Notes to Pro Forma Combined Financial Statements


Distribution of Impark

         In March 2000, the Registrant distributed all common stock of Impark to its shareholders. One share of Impark common stock was distributed for every 20 of the Registrant's common shares of beneficial interest held on March 20, 2000. Approximately 2.1 million shares of Impark common stock were distributed. As part of the spin-off, the Registrant repaid Impark's bank credit facility of approximately $24.2 million, contributed approximately $7.5 million of cash, its 14 Canadian parking properties and $6.7 million for a parking development located in San Francisco, California. The Registrant will also provide a secured line of credit for $8 million to Impark. Ownership of Ventek International, Inc., a manufacturing subsidiary of Impark, was retained by the Registrant.

Financing of Park Plaza Mall

         In April 2000, the Registrant obtained a $42 million first mortgage loan secured by the Park Plaza Mall. The loan is non-recourse, has a 10 year term and a fixed interest rate of 8.69% payable on a 30 year amortization schedule. The Registrant received proceeds, net of closing costs and escrow deposits, of $41.4 million. The adjustment to interest expense on the pro forma combined statement of operations represents the net difference in interest expense between the financing and the interest expense on the debt encumbering the property through December 13, 1999. Annualized interest expense on the new financing is approximately $3.6 million.

Sale of Crossroads Center Mall

         In April 2000, the Registrant sold Crossroads Center Mall for $80.3 million, of which approximately $78.3 million was applied against a loan payable to the purchaser and the assumption of the first mortgage debt on the mall. The Registrant will recognize a gain on the sale of approximately $58 million, less an extraordinary loss on extinguishment of debt of approximately $2.4 million during the second quarter of 2000.